                               BRADLEY & RILEY PC
                            ATTORNEYS AND COUNSELORS
                              2007 First Avenue SE
                                  PO Box 2804
                          Cedar Rapids, IA 52406-2804
                            Telephone: 319-363-0101
                               Fax: 319-363-9824
                    E-mail Address: mdenney@bradleyriley.com
                     WEBSITE ADDRESS: www.bradleyriley.com


May 3, 2002


United Fire & Casualty Company
118 Second Avenue S.E.
Cedar Rapids, Iowa 52407

RE:  United Fire & Casualty Company (the "Company")
     2,760,000 Shares of 6.375% Cumulative Convertible
     Redeemable Preferred Stock, Series A, no par value

Ladies and Gentlemen:

We have acted as special counsel in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed by you with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to:

     1. 2,400,000 shares of 6.375% Cumulative Convertible Redeemable Preferred Stock, Series A, no par value, to be sold pursuant to the Registration Statement (the "Initial Shares") and up to 360,000 additional shares of Preferred Stock being registered for sale pursuant to an overallotment option (the "Option Shares" and, together with the Initial Shares, the "Preferred Stock"); and

     2. Shares of the common stock of the Company, par value $3.33 1/3 per share (the "Common Stock"), that may be issued upon conversion of Preferred Stock (together, the Preferred Stock and the Common Stock are referred to herein as the "Securities").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the delivery of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing and in good standing under the laws of the State of Iowa.

     2. With respect to shares of the Preferred Stock, when certificates representing shares of the Preferred Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefore provided for therein, then the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

     3. With respect to the shares of the Common Stock, when certificates representing the shares of the Common Stock have been duly executed, countersigned, registered and delivered upon conversion of the Preferred Stock, in accordance with the terms of the Articles of Incorporation of the Company providing for such conversion, then the shares of the Common Stock will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of Iowa, and we express no opinion as to matters governed by any laws other than the laws of the State of Iowa and the Federal laws of the United States of America.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us and this opinion in the prospectus that forms a part of the Registration Statement. In granting our consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                        Very truly yours,

                                        BRADLEY & RILEY PC